Exhibit 99.1

Media Contact:                                                 Investor Contact:
Jon Morgan or Adam Weiner                                      Cynthia Jamison
Kekst and Company                                              Cosi, Inc.
(212) 521-4800                                                 (847) 597-8801

                                                           FOR IMMEDIATE RELEASE

            COSI REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

Deerfield, IL, March 16, 2005 - Cosi, Inc. (Nasdaq: COSI), the premium, convenience restaurant company, today reported results for the fourth quarter and fiscal year ended January 3, 2005, and filed its Form 10-K for fiscal 2004.

For the 2004 fiscal year, Cosi's results included:

o A net loss of $18.4 million, or $(0.62) per basic and diluted common share, compared with a net loss of $26.5 million, or $(1.53) per basic and diluted common share, for the full year 2003.

o Sales of $110.6 million, a 3% increase over the prior year, as previously reported. Final 2004 results include 53 weeks, while 2003 included 52 weeks.

o Comparable restaurant sales growth over 2003 of 5.9%, consisting of a 3.9% increase in transaction count and a 2.0% increase in pricing.

o Improvement in total cost of sales of 500 basis points compared with 2003, consisting of improvements of 240 basis points and 260 basis points in, respectively, cost of goods sold and restaurant operating expense as percentages of sales.

o G&A expenses totaling $20.6 million. Excluding one-time and unusual items of $4.1 million, (primarily related to professional fees, recruiting/relocation fees, bonus payments and expensed equipment purchases), general and administrative expenses were $16.5 million, as predicted.

o Restaurant cash flow of $16.0 million, $5.7 million or 57% higher than the restaurant cash flow of $10.3 million reported in 2003.

o Cash, cash equivalents and investments as of January 3, 2005 of $11.1 million.

Cosi also stated that, in light of recent clarification by the Securities and Exchange Commission regarding lease accounting methodology, it has reviewed its methods of accounting for leaseholds and leasehold improvements and has restated years 2002 and 2003 to reflect the proper methodology. While Cosi was properly amortizing leasehold improvements, it was not recognizing straight line rent expense as of the date a lease commenced and Cosi had access to the property (as opposed to when rent commenced). These changes result in aggregate non-cash restatements reducing by $(1.8) million shareholders equity in the opening balance sheet in 2002, an increased net loss of $(0.4) million for 2002 and a decreased net loss of $0.2 million in 2003. For 2004, the effect of properly recognizing straight line rent expense was a decrease in the net loss of $0.4 million. The restatement had no material effect on revenues, cash, same store sales, or the statement of operations for any one year.

Cosi's results for the 2004 fourth quarter included:

o A net loss of $6.6 million, or $(0.21) per basic and diluted common share, compared with a loss of $6.2 million, or ($0.34) per basic and diluted common share, during the fourth quarter of 2003.

o Comparable restaurant sales growth of 8% over the 2003 fourth quarter, representing Cosi's 13th consecutive quarter of comparable restaurant sales growth. Comparable sales results for the 2004 fourth quarter assume a 52 week year/13 week quarter, and measure restaurants in operation for more than 15 months.

o Continued improvement in restaurant operations system-wide. For the quarter, total cost of sales improved by a total of approximately 224 basis points compared with the fourth quarter of 2003, consisting of improvements of 106 basis points and 118 basis points in, respectively, cost of goods sold and restaurant operating expense as percentages of sales.

o G&A expenses of $7.4 million including $2.6 million of unusual items consisting primarily of bonus payments and compliance costs.

Results for the three and twelve month periods ended January 3, 2005, as compared to the results for the same periods ended December 29, 2003, were:

                                                   Twelve months ended                 Three months ended
                                             --------------------------------    ------------------------------
                                                 1/3/05           12/29/03           1/3/05          12/29/03
                                             --------------    --------------    --------------   --------------
Net sales                                    $110.6 million    $107.3 million     $28.5 million    $25.1 million

Cost of goods sold                           $ 28.0 million    $ 29.7 million     $ 7.3 million    $ 6.7 million
Restaurant operating expense                 $ 66.6 million    $ 67.3 million     $17.4 million    $15.6 million
                                             --------------    --------------     -------------    -------------
                                             $ 16.0 million    $ 10.3 million     $ 3.9 million    $ 2.8 million

General & administrative expense             $ 20.6 million    $ 22.3 million     $ 7.4 million    $ 6.9 million

Cost of goods sold as % of sales                       25.3%             27.7%             25.6%            26.7%
Restaurant operating expense as % of sales             60.2%             62.8%             60.9%            62.0%

Certain of the above items are rounded.

As of January 3, 2005, Cosi had 30,819,716 common shares outstanding.

In addition, Cosi stated that, due to strong comparable restaurant sales performance for the first quarter of 2005, it estimates first quarter comparable sales to be in the range of 9% to 11%.

Commentary

Kevin Armstrong, Cosi's President and Chief Executive Officer stated, "We continue to be pleased with the strength of Cosi's brand and its alignment with what we believe is the most attractive customer demographic in the restaurant industry--upscale suburbanites and metro elites demanding fresh, sophisticated, and distinct flavors in a tasteful setting, without sacrificing speed of service," Mr. Armstrong continued. "In the fourth quarter, as well as throughout all of 2004, we continued to improve restaurant cash flow while simultaneously reviewing and understanding our G&A needs to build toward the future of our brand potential. As we exit 2004, we have confidence that our financial statements going forward should reflect a stable sustainable business. We entered 2005 with our growth plans, our corporate infrastructure and, most importantly, our operators in clear alignment with our stated goals of building Cosi into a profitable and national brand with a national footprint."

Mr. Armstrong continued, "Cosi's entire organization is energized and excited by the progress we've made since the third quarter in executing our three part growth strategy. For the first time under this new management team, Cosi took on and succeeded in the challenge of opening multiple new restaurants, in new markets, and within a partner retailer's property as we executed our Macy's partnership. We also made progress on our 2005 new Company-owned restaurant development, and announced secured commitments from our first four area developers for 29 franchised locations. I am very proud of our people for their performance and commitment to achieving our objectives."

2005 Guidance Update

Cosi's Executive Chairman William D. Forrest stated, "Cosi is a brand that customers love, because it matches the higher expectations consumers have today for distinctive tastes, quality, fresh preparation and atmosphere, without asking the time-pressed consumer to sacrifice speed of service. Our guidance for full year comparable restaurant sales is 4%-5%.

"We believe our operating disciplines are well-established and replicable, and we continue to forecast 2005 cost of goods sold and restaurant operating expense as percentages of sales to be 24% and 58.5%, respectively.

"Having established strong operating disciplines across our system and with what we believe is a powerful engine for unit economics in our Avon restaurant design, we are now investing in the infrastructure to support our five-year growth plan of building a national brand with between 1400 and 1900 restaurants. We affirm our view that 2005 general and administrative expenses should be between approximately $19 million and $20.5 million, with about $11.7 million to $12.1 million of this amount going toward the salaries, benefits and public company costs that we believe a typical restaurant company with revenues of between $100 million and $150 million would need to spend, and with between approximately $7.3 million and $8.5 million to be invested in the salaries and benefits, IT, marketing and field support we believe is necessary to ensure that we remain well positioned to achieve our five year growth plan.

"We expect capital expenditures for our 2005 restaurant development plans, and for limited remodeling and IT investment, to be approximately $9.5 million.

"Based upon our forecasts, for 2005 we continue to expect to achieve four quarters of comparable restaurant sales growth and to record a loss per share of between $(0.14) and $(0.18).

"I am convinced that Cosi's management team has the right combination of quick-service efficiency training and casual dining culinary skill, and the right respect for the opportunity we have, to make Cosi a winner for our shareholders, our current and future franchisees, our partners and our customers," Mr. Forrest concluded.

Teleconference

The Company will host a teleconference and webcast to discuss its fourth quarter and fiscal year 2004 results, and update its plans for 2005, on Thursday, March 17, 2005, at 8:30 a.m. Eastern time. To participate in the teleconference, investors and analysts are invited to call 800-265-0241 in the U.S., or 617-847-8704 outside of the U.S., and reference participant code 29501756. The conference call will also be webcast simultaneously by accessing http://www.getcosi.com/about_company.htm.

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available Thursday morning at http://www.getcosi.com/about_company.htm.

A replay will be available following the call until 12:00 AM ET on March 25, 2005. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 62311586.

About Cosi, Inc.

Cosi (http://www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are more than 90 Cosi locations in sixteen states, including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin, Florida, Georgia, Tennessee, Washington, California, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products; fluctuations in our quarterly results; labor shortages or increased labor costs; the rate of our internal growth, and our ability to generate increased revenue from existing restaurants; our ability to effectively manage our business with a reduced general and administrative staff; our ability to incorporate a franchising and area developer model into our strategy; the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants; our ability to generate positive cash flow from operations; increased government regulation; changes in consumer preferences and demographic trends; supply and delivery shortages or interruptions; increasing competition in the fast casual dining segment of the restaurant industry; market saturation due to new restaurant openings; expansion into new markets; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

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